Exhibit 99.1

Bimini Capital Management, Inc. Amends and Extends Stockholder Rights Plan

VERO BEACH, Fla., Dec. 10, 2025 - Bimini Capital Management, Inc. (OTCQX:BMNM) (“Bimini Capital”, or the “Company”) today announced its Board of Directors (“Board”) has adopted an amendment (the “First Amendment”) to the Company’s existing Rights Agreement, dated December 21, 2025 (the “Original Rights Plan” and, as amended by the First Amendment, the “Rights Plan”), pursuant to which the expiration date of the Original Rights Plan was extended five years to December 21, 2030, and the purchase price was changed from $4.76 to $10.20. The Rights Plan otherwise remains unmodified and in full force and effect in accordance with its terms.

The Rights Plan was designed to preserve stockholder value and the value of certain tax assets primarily associated with net operating loss carryforwards (“NOLs”) under Section 382 of the Internal Revenue Code of 1986, as amended.  As of September 30, 2025, the Company and its subsidiaries had approximately $253.9 million of NOLs that can be used to offset its income and reduce the amount of taxes to be paid by the Company and its subsidiaries.

The Company's ability to use its and its subsidiaries' NOLs would be limited if there was an “ownership change” under Section 382 of the Internal Revenue Code (“Section 382”). This would occur if stockholders owning (or deemed under Section 382 to own) 5% or more of the Company's stock increase their collective ownership of the aggregate amount of outstanding shares of the Company by more than 50 percentage points over a defined period of time. The Rights Plan was adopted to reduce the likelihood of an "ownership change" occurring as defined by Section 382. The Board adopted the First Amendment to continue to preserve stockholder value and the value of the Company’s NOLs.  The increase in the purchase price will have the effect of increasing the potential dilution to a stockholder that triggers the rights issued under the Rights Plan, which should reduce the likelihood of an ownership change occurring under Section 382.

The Company plans to submit the First Amendment to a stockholder vote at the Company’s 2026 annual meeting of stockholders, and the failure to obtain this approval will result in automatic termination on [June 30, 2026] if stockholder approval of the Rights Plan has not been obtained.]

A copy of the First Amendment and a summary of the First Amendment will be contained in a Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) (the “Form 8-K”). The First Amendment should be read together with the Original Rights Agreement and the Form 8-K. A copy of the Rights Plan and the updated Summary of Rights will be made available in print to any stockholder upon written request delivered to Bimini Capital Management, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is an asset manager that invests primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).

Through our wholly-owned subsidiary, Bimini Advisors Holdings, LLC (“Bimini Advisors”), we serve as the external manager of Orchid Island Capital, Inc. (“Orchid”). Orchid is a publicly-traded real estate investment trust (NYSE: ORC). Orchid is managed to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. As Orchid’s external manager, Bimini Advisors receives management fees and expense reimbursements for managing Orchid's investment portfolio and day-to-day operations. Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel. Bimini Advisors is at all times subject to the supervision and oversight of Orchid's board of directors and has only such functions and authority as are delegated to it.

We also manage the portfolio of our wholly-owned subsidiary, Royal Palm Capital, LLC (“Royal Palm”). Royal Palm is managed with an investment strategy similar to that of Orchid. Bimini Capital Management, Inc. and its subsidiaries are headquartered in Vero Beach, Florida.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including but not limited to the Rights Plan and the NOLs. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the SEC, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These factors include, but are not limited to: the Company's ability to obtain stockholder approval of the First Amendment; the inability of the Rights Plan to dissuade an investor from effecting an "ownership change" by either increasing or reducing their ownership of shares of the Company's common stock; the potential loss of the Company's NOLs notwithstanding the implementation of the Rights Plan; the potential negative impact the Rights Plan could have on takeover efforts that would otherwise be beneficial to stockholders; the Company's ability to forecast its tax attributes, which are based upon various facts and assumptions; the Company's ability to protect and use its NOLs to offset taxable income; the Company's ability to generate taxable income in the future; the Company's ability to effectively implement the Rights Plan; and determinations made by the Board of Directors in connection therewith. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking.

CONTACT:

Bimini Capital Management, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

www.biminicapital.com